EXHIBIT 99.1



Investor Relations Contact: Ted Moorhouse 604-639-3180
News Media Contact: Lisa Johnston, 510-985-1033


OTCBB: MBYTF

      Moving Bytes Inc. Succeeds E*Comnetrix Inc.; New Trading Symbol MBYTF
                             Effective Immediately

EMERYVILLE, Calif., July 31, 2002 - Moving Bytes Inc. (OBB: MBYTF) formerly E*Comnetrix Inc. (OBB: ECNXF), a company providing one-to-one and one-to-many electronic business communications services announced today that effective immediately the company has changed its name to Moving Bytes Inc. and has commenced trading under its new stock symbol MBYTF.

"We want our public company to more directly benefit from our successes as an operating company," stated company President Mark Smith. "By combining their identities, we believe we will create a more direct connection between our operating results and our public company value."

"Another reason to change our name now is in anticipation of a listing on the BBX, due to replace the OTC in 2003," said Smith. "The new BBX promises to provide us with a wider audience for our securities, with greater liquidity and credibility. We believe that we already meet all of the requirements for listing including public float, shareholder requirements and corporate governance standards."

For more information visit the BBX website, www.bbxchange.com.

ABOUT MOVING BYTES (formerly E*Comnetrix Inc. - trading symbol OBB: ECNXF)

Moving Bytes is a branded provider of one-to-one and one-to-many electronic business communications and electronic messaging solutions to companies worldwide. Moving Bytes operates a 24x7x365 Network Operation Center in Emeryville, California, USA, serving over 1,500 clients including Fortune 1000 companies. For more information, visit www.movingbytes.com.

Moving Bytes is audited by KPMG LLP and its common shares are registered with the U.S. Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended. The Company's SEC filings can be found on EDGAR and on SEDAR. For more information visit our web site at www.movingbytes.com.



Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "believes," "intends," "expects" and similar words and phrases. The following are important factors that could cause Moving Bytes actual results to differ materially from those expressed or implied by such forward looking statements: the affect that access to the Company's SEC filing will have on visibility in the financial markets; the Company's need to raise substantial additional financing; the Company's ability to extend its cash resources and to implement one or more strategic alternatives; the Company's ability to attract and retain customers and manage its strategic investments and strategic relationships; the highly competitive nature of the electronic messaging, voice, data


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and  internet  access  telecommunications  services  markets;  the rapid rate of technological change in the telecommunications industry; the Company's history of operating losses and the unproven nature of its business model; the Company's dependence on third-parties; and other economic, business, competitive and governmental and/or regulatory risks detailed in the Company's filings with the Securities and Exchange Commission. Actual results may differ materially from the Company's expectations and estimates.